EXHIBIT 99.1

 Creative Computer Applications, Inc. Reports Sales and Earnings for the Third Fiscal Quarter and Nine Months Ended May 31, 2004

    CALABASAS, Calif.--(BUSINESS WIRE)--July 15, 2004--Creative Computer Applications, Inc. or CCA (AMEX:CAP), a provider of Clinical Information Systems (CIS) for hospital and clinic-based laboratories, pharmacies, and imaging departments, announced today its sales and earnings for its third fiscal quarter and nine-month period ended May 31, 2004.
    Sales for the third fiscal quarter ended May 31, 2004 were $1,889,509 compared to sales of $1,989,091 for the comparable quarter ended May 31, 2003. The Company earned net income of $9,132 or less than $.01 per share basic and diluted earnings per share, for the current fiscal quarter, compared to net income of $66,747, or $.02 basic and diluted earnings per share, for the comparable quarter one year ago.
    Sales for the nine-month period ended May 31, 2004 were $5,336,257 compared to sales of $5,726,037 for the comparable nine-month period one year ago. The Company incurred a net loss of $172,486 or $.05 basic and diluted loss per share, for the current nine-month period, compared to net income of $131,593, or $.04 basic and diluted earnings per share, for the comparable nine-month period one year ago.
    Steven M. Besbeck, President and CEO, stated, "CCA's results of operations for our third fiscal quarter and nine-month period ended May 31, 2004, were primarily attributable to the product transition related to our new CyberLAB(R) 7.0 Laboratory Information System and third party delays incurred in system implementations. While we believe that we are in the final stages of the product transition period, delays in system implementations can affect the recognition of revenue and are to be expected in our business from time to time. As of May 31, 2004, CyberLAB 7.0 was live in five sites and six additional new sites were being implemented. We are pleased with the acceptance of CyberLAB 7.0 among new clients as well as with our installed base."


                 Creative Computer Applications, Inc.
                     Operating Results (Unaudited)


                         Three Months Ended       Nine Months Ended
                       ----------------------- -----------------------
                        May 31,       May 31,   May 31,       May 31,
                         2004          2003      2004           2003
                       ----------- ----------- ----------- -----------

Net Sales and Service
 Revenues              $1,889,509  $1,989,091  $5,336,257  $5,726,037
Gross Margin              955,331   1,028,196   2,712,828   2,942,415
Operating Income (Loss)     8,360     113,052    (172,711)    221,096
Net Income (Loss)           9,132      66,747    (172,486)    131,593
Basic Earnings (Loss)
 Per Share                    .00         .02        (.05)        .04
Diluted Earnings (Loss)
 Per Share                    .00         .02        (.05)        .04

Average Shares
 Outstanding (Basic)    3,318,900   3,318,900   3,318,900   3,285,844
(Diluted)               3,427,875   3,559,335   3,318,900   3,494,041


    CCA is a healthcare information technology and service provider that provides software and browser-based solutions, specializing in Clinical Information Systems for hospital and clinic-based laboratories, pharmacies, and imaging departments. Its primary products, CyberLAB(R), CyberMED(R) and CyberRAD(R) are highly functional, scalable, and can be deployed in a variety of healthcare settings. CCA's systems are deployed in more than 500 sites. For more information about CCA, its products and services, visit http://www.ccainc.com/.

    This news release contains forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statement. Such statements are based upon, among other things, assumptions made by, and information currently available to, management, including management's own knowledge and assessment of the Company's industry and competition. The Company refers interested persons to its most recent Annual Report on Form 10-KSB and its other SEC filings for a description of additional uncertainties and factors, which may affect forward-looking statements. The Company assumes no duty to update its forward-looking statements.

    CONTACT: Creative Computer Applications, Inc.
             Steven M. Besbeck, (818) 880-6700 X-252